CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Allstate Life Insurance Company on Form S-3 to be filed on or about December 28, 2004 of our report dated February 4, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003), appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





Chicago, Illinois
December 28, 2004